Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2012
(millions, except per share amounts)

Operating Revenue	$13,055

Operating Expenses	10,667

Income from operations	2,388

Other income	240

Interest and related charges	844

Income before income tax expense including noncontrolling interests	$1,784

Income tax expense	576

Net income including noncontrolling interests	1,208

Loss from discontinued operations (including income tax benefit of $29)	(20)

Noncontrolling interests	26

Net income attributable to Dominion	$1,162

Amounts attributable to Dominion:

Income from continuing operations	$1,182

Loss from discontinued operations	(20)

Net income attributable to Dominion	$1,162

Earnings Per Common Share – Basic and Diluted

Income from continuing operations	$2.11

Loss from discontinued operations	(0.03)

Noncontrolling interests	(0.05)

Net income attributable to Dominion	$2.03

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2012
(millions)

Operating Revenue	$7,151

Operating Expenses	5,520

Income from operations	1,631

Other income	89

Interest and related charges	338

Income before income tax expense	1,382

Income tax expense	546

Net Income	836

Preferred dividends	17

Balance available for common stock	$819